Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Jay Khetani, Vice President of Investor Relations (503) 946-4700
Website: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS
FOURTH QUARTER FISCAL 2013 EARNINGS

Fourth Quarter Fiscal 2013 Highlights
• Record sales of $2.44 billion and EPS of $2.82 from continuing operations
• Consolidated segment operating margin of 25.7%
• Rapid Timet integration and achievement of synergies
• Cash generation of $437 million, excluding cash paid for acquisitions, stock repurchases, and debt repayments

PORTLAND, Oregon - May 9, 2013 - Precision Castparts Corp. (NYSE:PCP) continued to effectively leverage sales in its major markets in the fourth quarter of 2013, driven by year-over-year growth in commercial OEM aerospace demand, steady improvement in industrial gas turbine (IGT) spares, and accelerating oil and gas downhole casing production, along with a full quarter of strong Timet performance.

Fourth Quarter Fiscal 2013 Financial Highlights

Sales totaled $2.44 billion in the fourth quarter of fiscal 2013, growing 25 percent over sales of $1.95 billion in the same period last year. Consolidated segment operating income improved by approximately 26 percent year over year, rising to $627.3 million, or 25.7 percent of sales in the quarter, versus consolidated segment operating income of $497.5 million, or 25.6 percent of sales a year ago. Net income from continuing operations (attributable to PCC) in the fourth quarter was $415.1 million, an increase of 23 percent over net income of $338.2 million in the fourth quarter of fiscal 2012. In the quarter, the Company delivered earnings per share (EPS) from continuing operations (attributable to PCC) of $2.82 (diluted, based on 147.1 million shares outstanding), compared to $2.31 (diluted, based on 146.2 million shares outstanding) last year.
Including discontinued operations, PCC's net income (attributable to PCC) for the fourth quarter of fiscal 2013 totaled $414.2 million, or $2.82 per share (diluted).

Business Highlights

Investment Cast Products:
Investment Cast Products grew year-over-year sales by approximately 5 percent in the fourth quarter of fiscal 2013, increasing to $635.7 million from $602.7 million a year ago. Fourth quarter operating income of $214.3 million, or 33.7 percent of sales, increased by approximately 9 percent over last year's $196.4 million, or 32.6 percent of sales. Contractual material pass-through pricing for Investment Cast Products was relatively flat year over year. The segment's aerospace sales improved approximately 5 percent over the same period last year. OEM shipments remain aligned with current production rates, with further growth opportunities from future build rate increases and accelerated shipments of development parts for narrow-body re-engining programs beginning in the second half of fiscal 2014. In addition, strong demand for industrial gas turbine (IGT) spares drove a year-over-year increase in power sales of approximately 8 percent. The segment delivered solid operating performance and generated strong incremental margins, continuing to capture opportunities for cost reduction and improved productivity across its manufacturing facilities.

Forged Products:
Sales for Forged Products in the fourth quarter increased by 31 percent to $1,118.1 million, compared to sales of $855.1 million in the same period last year, and operating income improved to $252.8 million, or 22.6 percent of sales in the fourth quarter, compared to operating income of $192.7 million, or 22.5 percent of sales, last year. Contractual material pass-through pricing was relatively flat year over year, and selling prices of metal at the segment's three primary mills were approximately $17 million lower than a year ago. The inclusion of a full quarter of Timet was the largest driver of the sales growth in the fourth quarter. In addition, throughput improved on the 29,000-ton press, which helped boost aerospace sales at the Houston plant by more than

25 percent sequentially. Downhole casing for the oil and gas market also continued to show a robust shipping profile for the second quarter in row. In terms of segment performance, Timet made a substantial contribution during its first full quarter; the integration is making rapid progress, with significant top- and bottom-line improvements identified for continued, long-term growth. In addition, segment operating results benefitted from continued strong leverage on base production, the restoration of the 29,000-ton press to more normal efficiency levels, and the production of downhole casing moving steadily down the learning curve.

Airframe Products:
Airframe Products' fourth quarter sales grew by 40 percent to $685.1 million, compared to sales of $487.9 million in the same period last year, and the segment's operating income increased by 42 percent in the fourth quarter to $198.0 million, or 28.9 percent of sales, versus $139.5 million, or 28.6 percent of sales last year. In addition to the impact from acquisitions, Airframe Products' commercial aerospace sales showed organic growth of more than 10 percent over last year, reflecting solid market share positions and core fasteners further narrowing the gap with current 787 production rates. The segment demonstrated strong operating leverage, extracting solid drop-through from its base businesses and overcoming significant dilution from six lower-margin acquisitions. This strength is expected to continue as aerospace demand increases, and the recent Airframe Products acquisitions further accelerate and drive even greater improvements throughout their operations.
“In our fourth quarter, we started to realize the solid benefits of a long-term plan for continued profitable growth,” said Mark Donegan, chairman and chief executive officer of Precision Castparts. “We have focused on and have been diligent in acquiring the right assets over the last few years, and now those acquisitions have started to deliver on the value we anticipated. Our fourth quarter performance is only an initial data point on a long continuum for improved sales and earnings performance in the future.

“Timet is certainly a significant catalyst in achieving our long-term objectives. We are integrating Timet's businesses at a rapid pace, and we see multiple opportunities for growth and improvement well out into the future. It's a strong first step, but we are really just beginning to scratch the surface of this value-creating opportunity.

“The fourth quarter also showed how well positioned our base businesses are for further upside,” said Donegan. “Commercial OEM build rates are solid, with additional acceleration as the 787 program moves from five aircraft per month to 10 by the end of the calendar year, and the 737 rate steps up again in early 2014. We have secured strong positions on the development engines for the new narrow-body platforms and will begin increasing shipments of that hardware starting in the second half of this fiscal year. Our power businesses are improving on several fronts. IGT spares sales have been strong and continue to present upside opportunity, and we are also participating in several upgrade programs, which will drive growth even in a flat OEM market. In addition, shipments of our oil & gas downhole casing continue, with several large contracts currently in the negotiation phase, and the international markets for our interconnect seamless pipe are slowly recovering.

“An unyielding focus on improving performance in all our manufacturing operations will always be what drives this business forward,” said Donegan. “Over the past year, we completed 12 acquisitions, the vast majority with margins lower than the Company average, and our overall operating performance increased. Investment Cast Products continues to deliver strong incremental drop-through, and each improvement in operating margins establishes a new data point to beat. The Forged Products segment is benefitting from the fast-paced Timet integration, higher volumes moving across the 29K-ton press, and margin opportunities as future downhole casing production ramps. And, in Airframe Products, double-digit increases in core fastener volumes and aggressive cost management are generating solid incremental margins, and the integration of the new aerostructure acquisitions continues to accelerate. We continue to expect a steady and sustained improvement across our operations for the foreseeable future. The long-term prospects for Precision Castparts are truly exciting.”

At the end of the quarter, cash was $280 million, and debt was $3,807 million.
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Precision Castparts is hosting a conference call to discuss the above financial results today at 7:00 a.m. Pacific Time.

NOTE: The presentation charts are immediately available on the Company's web site: http://www.precast.com/investors/presentations

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:
http://w.on24.com/r.htm?e=613556&s=1&k=EB9861BA59B4F069665D2519F179A6F1

This link will provide both audio and video through the Internet connection. You may use the following link to check your computer system's compatibility any time prior to the call: http://webcast.premiereglobal.com/clients/premiere/help/help.html
For Webcast assistance, please dial (888) 569-3848 or (719) 785-6626.

Those interested in asking questions following the earnings presentation must dial in for audio access to (888) 490-2763, Access Code: 5268536. Dial *0 for technical assistance with dial-in access. In order to assure the conference begins in a timely manner, please dial in 10 to 15 minutes prior to the scheduled start time.

You may also gain access to the webcast through Precision Castparts Corp.'s corporate website: http://www.precast.com/investors/presentations/

Following the conference call, you may replay the conference by calling (888) 203-1112 or (719) 457-0820; the replay pass code is 5268536.

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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components and highly engineered, critical fasteners for aerospace applications.  The Company is also the leading producer of airfoil castings for the industrial gas turbine market.  In addition, PCC manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting, forging, and other industries.

Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of our entry into new markets; competitive pricing; the financial viability of our significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on the Company of customer or supplier labor disputes; demand, timing and market acceptance of new commercial and military programs, including the Boeing 787; the availability and cost of energy, raw materials, supplies, and insurance; the cost of pension and postretirement medical benefits; equipment failures; product liability claims; relations with our employees; our ability to manage our operating costs and to integrate acquired businesses in an effective manner, including the ability to realize expected synergies; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather conditions or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvements. Any forward-looking statements should be considered in light of these factors. We undertake no obligation to update any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.'s press releases are available on the Internet at Globe Newswire's website - http://www.globenewswire.com or PCC's home page at http://www.precast.com. If you wish to be removed from this list, please reply to Unsubscribe@precastcorp.com.

PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS1
(Unaudited; in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31, 2013	April 1, 2012	March 31, 2013	April 1, 2012
Net sales	$2,438.9	$1,945.7	$8,377.8	$7,201.9
Costs and expenses:
Cost of goods sold	1,652.1	1,329.3	5,680.3	4,939.6
Selling and administrative expenses	159.5	118.9	536.2	446.4
Interest expense	19.9	2.8	38.1	12.8
Interest income	(1.5)	(2.3)	(6.3)	(7.6)
Total costs and expenses	1,830.0	1,448.7	6,248.3	5,391.2
Income before income tax expense and equity in earnings of unconsolidated affiliates	608.9	497.0	2,129.5	1,810.7
Income tax expense	(191.9)	(161.5)	(695.6)	(594.0)
Equity in earnings of unconsolidated affiliates	(0.7)	3.2	0.6	14.6
Net income from continuing operations	416.3	338.7	1,434.5	1,231.3
Net loss from discontinued operations	(0.9)	(2.1)	(5.4)	(5.5)
Net income	415.4	336.6	1,429.1	1,225.8
Net income attributable to noncontrolling interests	(1.2)	(0.5)	(2.5)	(1.7)
Net income attributable to Precision Castparts Corp. ("PCC")	$414.2	$336.1	$1,426.6	$1,224.1
Net income per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations	$2.84	$2.33	$9.83	$8.52
Net loss per share from discontinued operations	(0.01)	(0.01)	(0.04)	(0.04)
Net income per share	$2.83	$2.32	$9.79	$8.48
Net income per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations	$2.82	$2.31	$9.76	$8.45
Net loss per share from discontinued operations	—	(0.01)	(0.04)	(0.04)
Net income per share	$2.82	$2.30	$9.72	$8.41
Weighted average common shares outstanding:
Basic	146.3	145.1	145.7	144.4
Diluted	147.1	146.2	146.7	145.6
	Three Months Ended		Twelve Months Ended
	March 31, 2013	April 1, 2012	March 31, 2013	April 1, 2012
Sales by Segment
Investment Cast Products	$635.7	$602.7	$2,480.4	$2,326.9
Forged Products	1,118.1	855.1	3,566.0	3,176.8
Airframe Products	685.1	487.9	2,331.4	1,698.2
Total	$2,438.9	$1,945.7	$8,377.8	$7,201.9
Segment Operating Income (Loss)[2]
Investment Cast Products	$214.3	$196.4	$838.4	$766.4
Forged Products	252.8	192.7	777.0	684.9
Airframe Products	198.0	139.5	690.8	488.1
Corporate expense	(37.8)	(31.1)	(144.9)	(123.5)
Consolidated segment operating income	627.3	497.5	2,161.3	1,815.9
Interest expense	19.9	2.8	38.1	12.8
Interest income	(1.5)	(2.3)	(6.3)	(7.6)
Income before income tax expense and equity in earnings of unconsolidated affiliates	$608.9	$497.0	$2,129.5	$1,810.7

[1] Reported results for the three and twelve months ended April 1, 2012 have been restated for discontinued operations.
[2] Operating income represents earnings before interest, income tax expense, and equity in earnings of unconsolidated affiliates.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET AND CASH FLOW STATISTICS
(Unaudited; in millions)

	March 31, 2013	April 1, 2012
Cash and Debt Balances
Cash	$280.2	$698.7
Total Debt	$3,807.2	$208.2
Total Equity	$9,804.4	$8,364.8
Total Debt, as % of Total Capitalization	28.0%	2.4%
Working Capital Items[1]
Receivables, Net	$1,509.3	$1,186.4
Inventories	2,981.8	1,815.3
Accounts Payable	941.0	713.7
Total	$3,550.1	$2,288.0

	Three Months Ended
	March 31, 2013	April 1, 2012
Selected Cash Flow Items[1]
Depreciation and Amortization	$68.8	$43.6
Capital Expenditures	$118.1	$88.5
Acquisitions of Businesses, Net of Cash Acquired	$527.5	$15.2

[1] Reported results exclude discontinued operations.